Exhibit 99.1

FOR IMMEDIATE RELEASE

GEMSTAR-TV GUIDE ANNOUNCES LIFTING OF COURT ORDER

RESTRICTING FUNDS

March 27, 2008 (Los Angeles, CA) — Gemstar-TV Guide International, Inc. (NASDAQ: GMST), a leading media, entertainment and technology company, announced today that a court order requiring the company to maintain certain funds, approximately $31.6 million as of December 31, 2007, in a segregated, interest-bearing bank account has been dissolved at the company’s request. The Securities and Exchange Commission obtained the freeze order under Section 1103 of the Sarbanes-Oxley Act in 2003. The funds had originally been set aside for payment to the company’s former Chief Executive Officer, Mr. Henry Yuen, in connection with its November 2002 management and corporate governance restructuring. However, in 2003, the company terminated Mr. Yuen’s employment for cause and challenged Mr. Yuen’s right to receive these payments. In 2007, an arbitration panel ruled that Mr. Yuen’s claims to the segregated funds were invalid and awarded the company, among other things, an additional $88.8 million dollars in damages and interest. The SEC supported the company’s application to dissolve the Court’s order at this time.

Gemstar-TV Guide’s Executive Vice President and General Counsel, Stephen H. Kay, said, “We are very pleased that the Court lifted the restrictions on the company’s use of this money. The company’s victory against Mr. Yuen in the arbitration proceeding clearly established that these funds belong to the company and its shareholders. It follows that there is no longer any reason to continue the freeze order.”

As a result of this ruling, the company will reclassify approximately $31.6 million of restricted cash on its balance sheet to cash and cash equivalents for the quarter ending March 31, 2008.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers. The Company’s businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investments in new and existing businesses; the impact of competitive products and services; the pending acquisition of the Company by Macrovision Corporation and events and circumstances related thereto; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

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Contacts:

Media:

Eileen Murphy, 212-852-7336, eileen.murphy@tvguide.com

or

Analysts and Investors:

Rob Carl, 323-817-4600, rob.carl@tvguide.com